UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2025

W. P. Carey Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-13779	45-4549771
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Manhattan West, 395 9th Avenue, 58th Floor, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	WPC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 - Entry into a Material Definitive Agreement.

The information contained in Item 2.03 of this Form 8-K is incorporated by reference in this Item 1.01.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 31, 2025 (the “Closing Date”), W. P. Carey Inc. (the “Company”) entered into the Second Amendment to Fifth Amended and Restated Credit Agreement (the “Second Amendment”), among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and certain lenders party thereto. The Second Amendment amends the Fifth Amended and Restated Credit Agreement, dated December 14, 2023 (as amended by the First Amendment to Fifth Amended and Restated Credit Agreement, dated as of September 20, 2024, the “Existing Credit Facility”; and the Existing Credit Facility, as further amended by the Second Amendment, the “Amended Credit Facility”), among the Company, as borrower, the Administrative Agent and certain lenders party thereto, which provides for (i) a $2.0 billion multicurrency revolving loan facility (the “Revolving Facility”), (ii) a £270 million term loan facility (the “Sterling Term Loan”), (iii) a €215 million term loan facility (the “Euro Tranche 1 Term Loan”) and (iv) a €500 million term loan facility (the “Euro Tranche 2 Term Loan”; and the Euro Tranche 2 Term Loan, together with the Revolving Facility, the Sterling Term Loan and the Euro Tranche 1 Term Loan, the “Facilities”).

The Second Amendment amends the Existing Credit Facility to, among other things, (i) extend the maturity date applicable to the €500 million Euro Tranche 2 Term Loan by three years to an initial maturity date of April 24, 2029, with maturity date extension options that, subject to certain customary conditions, may be exercised either through (1) a single twelve-month maturity extension option, which is subject to the payment of an extension fee of 0.125% of the extended Euro Tranche 2 Term Loan amount or (2) one or both of two six-month maturity extension options, which is subject to the payment of an extension fee assessed on the extended Euro Tranche 2 Term Loan amount of 0.050% for the first extension option and 0.075% for the second extension option, (ii) add a lower pricing level to the pricing grid for all loans under the Facilities in the event that the Company attains an A/A2 unsecured debt rating, which in the case of the Euro Tranche 2 Term Loan now results in an interest rate equal to EURIBOR plus an applicable margin ranging from 0.700% to 1.650%, depending on the adjustments provided for in the Existing Credit Facility (currently 0.800%), and (iii) remove both the incremental ten (10) basis point credit spread adjustment applicable to US dollar borrowings under the Facilities that utilize a SOFR-based interest rate as well as the incremental spread adjustments of approximately 30 basis points applicable to certain Canadian dollar borrowings under the Facilities that utilize a CORRA-based interest rate. Other material terms, including the financial maintenance covenant levels, were not changed by the Second Amendment.

A total of 14 lenders participated in the term loan. JPMorgan Chase Bank, N.A. served as Administrative Agent, Joint Bookrunner and Joint Lead Arranger. BofA Securities, Inc. and Wells Fargo Securities, LLC served as Joint Bookrunners and Joint Lead Arrangers. Barclays Bank PLC, PNC Capital Markets LLC and U.S. Bank National Association served as Joint Lead Arrangers and Documentation Agents. The Bank of New York Mellon, The Bank of Nova Scotia, Regions Bank and Royal Bank of Canada served as Senior Managing Agents. Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas, Mizuho Bank, Ltd. and Sumitomo Mitsui Banking Corporation served as Managing Agents.

A copy of the Second Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The description of the Second Amendment above is qualified in its entirety by reference to the full text of the Second Amendment.

Item 9.01 - Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Second Amendment to Fifth Amended and Restated Credit Agreement, dated as of March 31, 2025, among W. P. Carey Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent

104	Cover Page Interactive Data File (embedded within the XBRL document)

* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any exhibits or schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

W. P. Carey Inc.

Date: April 1, 2025	By:	/s/ ToniAnn Sanzone
ToniAnn Sanzone
Chief Financial Officer